Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Fox Factory Holding Corp. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Fox Factory Holding Corp. on Forms S-8 (File No. 333-257516 and File No. 333-192238) and Form S-3ASR (File No. 333-239231).

/s/ GRANT THORNTON LLP

San Francisco, California
February 24, 2022